UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 6, 2017
(Date of Report)

ULTRALIFE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-20852	16-1387013
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2000 Technology Parkway, Newark, New York		14513
(Address of principal executive offices)		(Zip Code)

(315) 332-7100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.   Emerging growth company  [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 1.01           Entry into Material Definitive Agreement

On May 31, 2017, Ultralife Corporation entered into a Credit and Security Agreement (the “Credit Agreement”) and related security agreements with KeyBank National Association (“KeyBank” or the “Bank”) to establish a $30 million senior secured, cash flow-based, revolving credit facility that includes a $1.5 million letter of credit subfacility (the “Credit Facility”). The Credit Agreement provides that the Credit Facility may be increased with the Bank’s concurrence to $50 million prior to the last six months of the term and is scheduled to expire on May 30, 2020. The Credit Facility replaces the Company’s asset-based revolving credit facility with PNC Bank National Association which expired in accordance with its terms on May 24, 2017 (the “Prior Credit Agreement”).

The Credit Facility provides the Company with an aggregate of up to $30 million of loan and letter of credit availability determined based on a borrowing base formula equal to the sum of 85% of eligible accounts receivable plus the lesser of (a) up to 50% of the cost or market value (whichever is lower) of eligible inventory and (b) $12.75 million, reduced by the amount, if any, of reserves required by the Bank.

The Company may use advances under the Credit Facility for general working capital purposes, to reimburse drawings under letters of credit and to fund capital expenditures and acquisitions, all subject to the terms of the Credit Agreement. The Company had no amounts drawn under the Prior Credit Agreement at the time of its expiration and has not borrowed under the Credit Facility.

Interest will accrue on outstanding indebtedness under the Credit Agreement at the Overnight LIBOR Rate plus the applicable margin, or at the Base Rate plus the applicable margin, as selected by the Company. During the period beginning May 31, 2017 and ending April 1, 2018, the applicable margin for Overnight LIBOR Loans is 185 basis points, the applicable margin for Base Rate Loans is negative 50 basis points and applicable margin for the Unused Fee is 20 basis points. Beginning April 2, 2018 and thereafter, the applicable margins will be determined based on the chart below.

Consolidated Senior Leverage Ratio	Applicable Basis Points for Overnight LIBOR Loans	Applicable Basis Points for Base Rate Loans	Applicable Basis Points for Unused Fee
Less than 1.50 to 1.00	185	(50)	20
Greater than or equal to 1.50 to 1.00 but less than 2.50 to 1.00	200	(25)	15
Greater than or equal to 2.50 to 1.00	215	0	10

The Company must pay a fee on its unused availability equal to the applicable margin for the Unused Fee and customary letter of credit fees.

In addition to the customary affirmative and negative covenants, the Company must maintain a fixed charge coverage ratio of 1.15 to 1.0, tested each fiscal quarter for the trailing four fiscal quarters, and a minimum tangible net worth of $40 million, tested as of the end of each calendar year. The Credit Facility is secured by substantially all the assets of the Company.

Any outstanding advances must be repaid upon expiration of the term of the Credit Facility. Payments must be made during the term to the extent outstanding advances exceed the maximum amount then permitted to be drawn as advances under the Credit Facility and from the proceeds of certain transactions. Upon the occurrence of an event of default, the outstanding obligations may be accelerated and the Bank will have other customary remedies.

The foregoing description of the Credit Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

The Credit Agreement has been filed to provide investors and security holders with information regarding its terms, provisions, conditions, and covenants and is not intended to provide any other factual information respecting the Company or its subsidiaries. In particular the Credit Agreement contains representations and warranties made to and solely for the benefit of the parties thereto, allocating among themselves various risks of the transaction. The assertions embodied in those representations and warranties may be qualified or modified by information in disclosure schedules that the parties have exchanged in connection with executing the Credit Agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of this document, which subsequent information may or may not be fully reflected in the Company’s public disclosures. Accordingly, investors and security holders should not rely on the representations and warranties in these documents as characterizations of the actual state of any fact or facts.

Item 8.01 Other Events

A copy of the Company’s May 31, 2017 press release announcing the execution of the Credit Agreement is furnished herewith as Exhibit 99.1 and is incorporated herein by reference.

The information in this Form 8-K under the caption Item 8.01, including the Release attached as Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act, unless the Company specifically incorporates it by reference in a document filed under the Securities Act or the Exchange Act.

Item 9.01     Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Exhibit Description
10.1	Credit and Security Agreement between Ultralife Corporation and KeyBank National Association dated May 31, 2017
99.1	Press Release of Ultralife Corporation dated May 31, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 6, 2017		ULTRALIFE Corporation

	By:	/s/ Philip A. Fain
Philip A. Fain
Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Exhibit Description
10.1	Credit and Security Agreement between Ultralife Corporation and KeyBank National Association dated May 31, 2017
99.1	Press Release of Ultralife Corporation dated May 31, 2017